                                                                       EXHIBIT 1

ARTICLES OF ASSOCIATION
OF AKTIEBOLAGET ELECTROLUX
(Company No. 556009-4178)
as worded following the amendments registered by the Swedish Patent and Registration Office on May 8, 2002

ARTICLE 1

The name of the Company is Aktiebolaget Electrolux. The Company is public
(publ).

ARTICLE 2

The registered office of the Company shall be situated in Stockholm.

ARTICLE 3

The objects of the Company's activities are to carry on trade, primarily in capital household goods, to manufacture machinery and equipment, to acquire and manage shares, and to carry on other business compatible therewith.

ARTICLE 4

The share capital of the Company shall be not less than one thousand five hundred million kronor (SEK 1,500,000,000) and not more than six thousand million kronor (SEK 6,000,000,000).

ARTICLE 5

Each share shall have a par value of five kronor (SEK 5).

The shares of the Company may be issued in three series, A and B and C. For the purposes of voting at a General Meeting, each share of series A carries one vote and each share of series B and C carries one-tenth of a vote.

Shares of series A may be issued up to a maximum number so that the aggregate number of shares of series A constitutes not more than nine-tenths of the total number of shares in the Company. Other shares are of series B. However, shares of series C may only be issued at a total number of 27,457,000. Shares of series A and shares of series B carry equal rights to participation in the company's assets and profit. Shares of series C do not entitle to dividend.

Should the Company decide to issue new series A and series B and series C shares by way of a cash issue, the holders of series A and series B and series C shares shall have the priority right to subscribe for new shares of the same series in proportion to their existing shareholding (primary right of priority). Shares not subscribed for by primary right of priority shall be offered to all shareholders (subsidiary right of priority). If the number of shares available for subscription is insufficient for the actual subscription made under subsidiary right of priority, the available shares shall be distributed among those wishing to subscribe in proportion to their existing shareholdings and, insofar this cannot be done, by drawing of lots.

Should the Company decide to issue new shares of only series A or series B or series C by way of a cash issue, all shareholders shall have right of priority to subscribe for new shares in proportion to their existing shareholdings irrespective of whether they hold series A or series B or series C shares.

The above shall not constitute any restriction in the Company's right to decide on a cash issue without taking the priority rights of shareholders into account.

If the share capital is increased by way of a bonus issue, new shares of each series shall be issued in proportion to the existing number of shares of each series. Existing shares of a given series shall thereby entitle the holder to receive new shares of the same series. This shall not constitute any restriction in the Company's right to issue new shares of a new series by way of a bonus issue, following appropriate amendment to the Articles of Association.

Following a request of holders of shares of series C or following a resolution by the company's board of directors or the General Meeting, reduction of the share capital, however not below the minimum share capital allowed, may take place by way of redemption of shares of series C. A request to that effect from shareholders shall be made in writing to the company's board of directors and the board shall consider the matter urgently. The board of directors' resolution to reduce the share capital shall include all shares of series C. When a resolution to reduce the share capital is made, an amount corresponding to the reduction amount shall be transferred to the statutory reserve if the required funds are available.

The redemption price for each share of series C shall be the par value of the share adjusted as per the day of redemption with an interest rate corresponding to STIBOR 30 days plus 0.05 percentage, calculated from the day of payment of the subscription price. STIBOR 30 days shall be established on the day of payment of subscription price.

Holders of shares that are subject to redemption have the obligation to, immediately after receipt of information about the resolution on redemption, accept the redemption price, or, where the reduction is subject to the court's approval, following receipt of information that the court's final judgment has been registered.

ARTICLE 6

The Board of Directors of the Company shall consist of not less than five and not more than fifteen Members with not more than ten Deputy Members. The Members of the Board of Directors and their Deputies shall be elected at an Ordinary General Meeting and shall hold office until the conclusion of the next Ordinary General Meeting.

ARTICLE 7

To audit the Company a firm of authorized public accountants or two Auditors with two Deputy Auditors shall be appointed at Ordinary General Meeting.

ARTICLE 8

The calendar year shall be taken as the Company's financial year.

ARTICLE 9

A notice of a General Meeting shall be inserted in Post- och Inrikes Tidningar (the Official Gazette) and in Svenska Dagbladet, Dagens Nyheter, or any other daily paper with nation-wide coverage.

ARTICLE 10

At a General Meeting, anyone entitled to vote may exercise the full voting strength pertaining to all the shares represented by him.

In order to qualify for admission to a General Meeting, a shareholder must register his intention to attend and state the number of accompanying advisors by notifying the Company hereof not later than 4 p.m. on the day indicated in the notice of the Meeting. The said date must not be a Sunday or other public holiday, a Saturday, Midsummer Eve, Christmas Eve or New Year's Eve, and must not be earlier than five business days before the Meeting.

ARTICLE 11

An Ordinary General Meeting shall be held within six months after the expiry of the financial year.

The following items of business must appear on the agenda for an Ordinary General Meeting:

1)    election of Chairman at the Meeting;

2)    compiling and approving a voting roll;

3)    approval of the agenda;

4)    election of two minutes-checkers;

5)    question of whether the Meeting has been properly convened;

6) presentation of the Annual Report and Accounts and the Report of the Auditors as well as the Consolidated Accounts and the Report of the Auditors on the Group;

7)    resolutions

      a) on adoption of the Profit and Loss Statement and the Balance Sheet as well as the Consolidated Profit and Loss Statement and the Consolidated Balance Sheet,

      b) the motion that the Directors and Managing Director be given discharge from liability,

      c) dispositions in respect of the Company's profit or loss as shown by the adopted Balance Sheet;

8)    determination of number of Directors and Deputy Directors;

9) determination of the fees payable to the Board of Directors and the Auditor or the Auditors;

10) election of Directors, Deputy Directors and, if applicable, Auditor or Auditors and Deputy Auditors;

11) any other business which has to be considered at the General Meeting in accordance with the Swedish Companies Act (1975:1385).

ARTICLE 12

Anyone who, on the official day of record, is entered in the share register or in a register pursuant to Chapter 3 Section 12 of the Companies Act (1975:1385) shall be considered duly qualified to take receipt of any dividends and bonus shares to which shareholders are entitled and to exercise the shareholders' preferential right of subscription.